Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2006 Second Quarter Results
     Houston, Texas (August 7, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $15.4 million, or $1.30 per diluted share, on revenues of $132.5 million for the three months ended June 30, 2006. This compares to net income of $24.1 million, or $2.05 per diluted share, on revenues of $132.9 million for the second quarter of 2005. For the six months ended June 30, 2006, Pioneer’s net income was $31.5 million, or $2.65 per diluted share, on revenues of $267.4 million, as compared to a net income of $39.1 million, or $3.32 per diluted share, on revenues of $251.9 million for the six months ended June 30, 2005.
     Revenues decreased minimally by $0.3 million (a less than 1% decrease) for the three months ended June 30, 2006 compared to the same period in 2005. Revenues increased by approximately $15.5 million (an increase of approximately 6%) for the six months ended June 30, 2006 compared to the same period in 2005, which resulted primarily from an increase in chlorine and caustic soda sales of approximately $12.0 million resulting from higher ECU prices during the 2006 period, and increased revenues from Pioneer’s other products of $3.5 million (including higher sales of $8.3 million from bleach and hydrochloric acid from improved prices).

     Pioneer’s average ECU netback during the second quarter of 2006 was $577, which was $39 lower than the average ECU netback of $616 during the preceding quarter, and equal to the average ECU netback of $577 in the second quarter of 2005. During the first half of 2006, Pioneer’s average ECU netback increased from $563 in the 2005 period to $596 in the 2006 period (an increase of approximately 6%).
     Pioneer’s ECU production was 169,759 ECUs in the second quarter of 2006, as compared to 165,359 ECUs in the first quarter of 2006 and 181,003 ECUs in the second quarter of 2005. Approximately 8,900 of the decrease in ECU production between the second quarters of 2006 and 2005 was attributable to equipment failures at Pioneer’s Becancour and Henderson plants. The equipment failures at Becancour were resolved in June and those at Henderson were resolved last week.
     Cost of sales for the quarter ended June 30, 2006 increased by $9.4 million, to $102.0 million, as compared to the second quarter of 2005. In the most recent quarter, Pioneer’s cost of sales included an increase in variable costs of $6.8 million and an increase in fixed costs of $2.6 million, as compared to the second quarter of 2005. The variable cost increase of $6.8 million included an increase in variable product cost of $4.1 million and distribution costs of $2.4 million. Variable product costs included higher production costs of $4.6 million related to increased power and other raw materials prices and lower costs of $1.3 million as a result of decreased production volume. Also included in variable product costs were higher purchase for resale costs of $1.9 million, offset in part by lower costs on our non-ECU products of $1.1 million, as a result of the closure of our Cornwall facility in 2005. Our fixed costs increase of $2.6 million was mainly comprised of higher maintenance costs of $1.3 million due to maintenance and turnaround projects at our Becancour facility and $1.7 million of environmental costs recognized in June 2006 for brine sludge disposal at our Dalhousie site. These increases were offset in part by lower depreciation expense of $0.5 million compared to the 2005 period.
     Cost of sales for the six months ended June 30, 2006, increased by $21.5 million, as compared to the six months ended June 30, 2005. In the most recent period, our cost of sales included an increase in variable costs of $17.8 million and an increase in fixed costs of $3.7 million as compared to the six months ended June 30, 2005. The increase in variable costs of $17.8 million mainly included an increase in our variable product cost of $11.7 million and distribution costs of $5.7 million. Variable product costs included higher production costs of $14.2 million related to increased power and other raw materials prices offset in part by lower costs on our non-ECU products of $2.1 million, as a result of the closure of our Cornwall facility in 2005. Also included in variable product costs was lower purchase for resale costs of $0.4 million. Our fixed costs increase of $3.7 million was mainly comprised of higher utilities costs of $1.3 million, $1.7 million of environmental costs recognized in June 2006 for brine sludge disposal at our Dalhousie site and higher personnel costs of $0.8 million.
     Selling, general and administrative expenses increased by $0.9 million, or approximately 11%, to $8.9 million for the three months ended June 30, 2006, as compared to the three months ended June 30, 2005. The increase resulted primarily from $0.8 million of higher professional fees in the current period, primarily related to our ongoing effort of compliance with the Sarbanes-Oxley Act. Additionally, there were $0.3 million of higher employee-related costs in the current period.

     Selling, general and administrative expenses increased by $0.5 million, or approximately 3%, to $17.0 million for the six months ended June 30, 2006, as compared to the six months ended June 30, 2005. The increase resulted primarily from $2.0 million of higher professional fees in the current period, primarily related to our ongoing effort of compliance with the Sarbanes-Oxley Act. Additionally, there were increases of $1.7 million in employee-related costs which included stock-based compensation expense of $0.7 million. Partially offsetting these increases was a decrease of $1.3 million in bad debt expense resulting from improvements in accounts receivables related to certain customers within higher risk industries and a $1.7 million reduction in the employee bonus accrual compared to the prior period.
     During the first quarter of 2006, Pioneer redeemed $50.0 million of its Senior Notes, and paid a related prepayment premium of $2.5 million, which reduced the balance of its outstanding Senior Notes to approximately $100 million. Further, there were no borrowings under Pioneer’s revolving credit facility in the second quarter of 2006. Interest expense, net for the three months ended June 30, 2006 was $2.1 million (consisting of $2.7 million of interest expense and $0.6 million of interest income), compared to $4.1 million of interest expense, net, during the year-earlier period, which decreased approximately $2.0 million as a result of lower debt balances during the 2006 period. Interest expense, net of $4.5 million for the six months ended June 30, 2006 included interest expense of $5.3 million, net of interest income of approximately $0.8 million. This was $3.8 million less than the same period in 2005, as a result of lower debt balances during the 2006 period. The decrease in debt balances resulted from the retirement of all outstanding Tranche A Notes in August 2005 and the voluntary redemption of $50 million in principal amount of the $150 million of outstanding Senior Notes in January 2006.
     Pioneer has substantial Canadian operations and accordingly must measure Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. Accordingly, in the second quarter of 2006, Pioneer reported other expense, net, of $2.1 million (consisting primarily of currency exchange loss of $2.3 million), compared to other income, net, of $0.4 million consisting primarily of currency exchange gain in the second quarter of 2005.
     Income tax expense for the second quarter of 2006 was $2.1 million, which included a one-time deferred tax benefit of $2.9 million resulting from the impact of recently enacted lower Canadian income tax rates for future years. In comparison, Pioneer reported an income tax expense of $3.0 million for the second quarter of 2005.
     At June 30, 2006, Pioneer had liquidity of $75.6 million, which included $50.1 million of cash and $25.5 million available for borrowing under Pioneer’s revolving credit facility, which was net of $4.5 million of outstanding letters of credit.
     Michael Y. McGovern, Pioneer’s Chairman, President and Chief Executive Officer, stated, “The second quarter of 2006 was another outstanding quarter for Pioneer. With continuing strong demand for chlorine and caustic soda, our average ECU netback of $577 for the second quarter of 2006 showed only a moderate decline from the average ECU netback of $616 during the first quarter of 2006. In addition, our revenues for the second quarter of 2006 remained strong, showing only a minimal decrease from our revenues in the second quarter of 2005 and less than a two percent decrease from our revenues in the first quarter of 2006. These results would have been even better had we not encountered the operational issues at our Becancour and Henderson plants in the second quarter of 2006, but those issues have now been resolved.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Stock Market under the symbol PONR.
     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2006, and has posted it to its Internet web site. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.
     Pioneer will conduct a teleconference on August 9, 2006, at 10:00 a.m. CDT in order to discuss its financial results for the second quarter of 2006. To access the webcast of the conference call, please log on to www.piona.com and go to Investors and then to Conference Calls. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on the web site.
     To participate in the live conference call by telephone, please call (800) 811-8830 at approximately 9:45 a.m. CDT. Please provide the following ID Number: 8854226. A telephonic replay will be available from 12:00 p.m. CDT on Wednesday,

August 9, 2006 through 11:59 p.m. CDT on Tuesday, August 15. To access the replay, please call (888) 203-1112. Please enter the following ID Number: 8854226.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$132,533	$132,859	$267,405	$251,949
Cost of sales	(102,025)	(92,597)	(201,663)	(180,205)

Gross profit	30,508	40,262	65,742	71,744

Selling, general and administrative expenses	(8,916)	(8,014)	(16,995)	(16,477)
Other items	95	(1,497)	407	(2,002)

Operating income	21,687	30,751	49,154	53,265

Interest expense, net	(2,073)	(4,114)	(4,539)	(8,370)
Other income (expense), net	(2,075)	409	(4,365)	582

Income before income taxes	17,539	27,046	40,250	45,477
Income tax expense	(2,125)	(2,957)	(8,786)	(6,368)

Net income	$15,414	$24,089	$31,464	$39,109

Net income per share:
Basic	$1.31	$2.14	$2.67	$3.48
Diluted	$1.30	$2.05	$2.65	$3.32

Weighted average number of shares outstanding:
Basic	11,770	11,271	11,765	11,229
Diluted	11,856	11,767	11,853	11,778

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2006	2005
Assets
Current assets	$131,110	$151,603
Property, plant and equipment, net	151,651	158,960
Other assets, net	4,269	4,310
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$371,094	$398,937

Liabilities and stockholders’ equity
Current liabilities	$48,558	$59,932
Long-term debt, less current portion	101,760	152,739
Employee benefit and other long-term liabilities	83,181	81,276
Total stockholders’ equity	137,595	104,990

Total liabilities and stockholders’ equity	$371,094	$398,937

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2006	2005
Operating activities:
Net income	$31,464	$39,109
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	11,998	12,332
Provision for (recovery of) losses on accounts receivable	(858)	600
Deferred tax expense	3,144	6,168
(Gain) loss on disposal of assets	(477)	1,291
Currency exchange loss (gain)	2,110	(634)
Loss on early debt extinguishment	2,500	—
Stock-based compensation expense	674	—
Accretion expense	152	—
Net effect of changes in operating assets and liabilities	(5,253)	(9,459)

Net cash flows from operating activities	45,454	49,407

Investing activities:
Capital expenditures	(4,734)	(5,758)
Proceeds from disposal of assets	331	180

Net cash flows used in investing activities	(4,403)	(5,578)

Financing activities:
Excess tax benefits on stock options exercised	53	—
Payment of premium on early debt extinguishment	(2,500)	—
Repayments of long-term debt	(51,452)	(40,894)
Proceeds from issuance of stock, net	219	289

Net cash flows used in financing activities	(53,680)	(40,605)

Effect of exchange rate changes on cash	(22)	(2)

Net change in cash and cash equivalents	(12,651)	3,222
Cash and cash equivalents at beginning of period	62,790	16,191

Cash and cash equivalents at end of period	$50,139	$19,413